PATENT LICENSE AND ROYALTY AGREEMENT OPTION

     THIS OPTION AGREEMENT (the "Option Agreement") is made by and between Lithium Exploration Group, Inc (“LEXG”), a Nevada Corporation (the "Licensee"), and GD Glottech-International, Limited (“GD”), the current assignee of US patent number 7767159, issued August 8, 2010 (the “Patent”).

RECITALS

A.	The Patent lists Victor Glotov as the inventor, who owns all rights, title, and interests in the Patent. Victor Glotov assigned all of his rights, title and interest in the Patent to GD.

B.	On September 30, 2011, GD licensed certain rights in the Patent to Glottech-USA, LLC (“GUSA”).

C.

LEXG entered into two Letter Agreements with GUSA dated March 17, 2011 (the “March 17 Agreement”) and November 8, 2011 (the “November 8 Agreement”). Pursuant to the terms of the March 17 Agreement and November 8 Agreement, GUSA provided LEXG a license to use the technology that is the subject of the Patent. In the November 8 Agreement, GD assumed GUSA’s obligations contingent in the event that GUSA is unable to perform under the November 8 Agreement.

D.	The license agreement between GD and GUSA may expire on August 31, 2012.

E.

While the Parties maintain hope that the GD-GUSA license agreement does not expire, in the event that the license agreement between GD and GUSA expires on August 31, 2012, it is the intention of the Parties to enter into agreements that provide LEXG with the same licensing and distribution rights as provided in the November 8 Agreement. It is further the intentions of the Parties that the aforementioned licensing and distribution rights will be protected by a patent to be reinstated in Canada.

COVENANTS

     NOW THEREFORE, in consideration for covenants set forth herein and for other consideration, the sufficiency of which is acknowledged, the parties agree as follows:

1. The Option. LEXG hereby has the exclusive right, on September 1, 2012, to enter into a License Agreement and Sales Agency Agreements (hereafter “The Agreements”) with GD, under the terms of this Option Agreement. Should LEXG exercise their Option, the Parties agree that the November 8 Agreement terms shall be adopted until such time as The Agreements are completed and executed in accordance with this Option Agreement. Should LEXG execute this Option Agreement, all terms governing the Parties and the proposed transaction, such as Royalty Payments, Territory, and all others, shall be contained within The Agreements.

2. Patent Rights. Shall mean any and all of GD’s rights, title, ownership and interests in and to the Patent and any and all inventions, modifications, continuations-in-part, extensions, divisions, improvements, etc. made by GD or Glotov, or their agents, in any and all areas that relate directly to the Patent, regardless of whether such inventions or improvements are patentable or may become patented; all inventions, modifications, continuations-in-part, extensions, divisions, improvements, etc. shall automatically be incorporated herein without the payment of any additional fees, royalties or any other compensation or considerations of any kind.

3. Representation by GD. GD warrants that it, along with Victor Glotov, exclusively owns and possesses the Patent and the Patent Rights, and upon the expiration of the license between GD and GUSA, it will have all right and title thereto and that this Patent License and Royalty Agreement is made without encumbrance or threat of future interference by others claiming ownership therein and that no security interests to any third party exists therein or any other agreement to the contrary. GD further represents and warrants that it will submit its patent application in Canada or pay fees necessary to reinstate Canadian patent number 2719965 by November 1, 2012. GD represents and warrants that it will prosecute and maintain the Patent Rights in Canada so as to enable LEXG to benefit from the license rights provided herein.

4. Representation by Licensee. LEXG represents that it is a bona fide corporation in good standing in Nevada.

5. License Option Payments. LEXG agrees to pay into an escrow account, One Hundred Fifty Thousand Dollars ($150,000 USD) for the option to obtain a license on the Patent Rights as set forth herein. The option payment shall be tendered as a wire payment within 72 hours of execution of this Option Agreement. The option payment shall be an advance and credited against any and all Royalty Payments paid in accordance with this Option Agreement. Such Advance shall be refundable in the event that GD enters into another license agreement or otherwise renews its license, in part or in whole, with GUSA whereby GUSA retains Patent Rights that conflict with LEXG’s rights under this Option Agreement. The Advance shall also be refundable in the event that LEXG and GD do not enter into the License Agreement and Sales Agency Agreements (hereafter “The Agreements”) within 60 days of execution of this agreement or in the event that GD does not submit its patent application in Canada by November 1, 2012.

6. Exercising the Option. LEXG may exercise this Option Agreement upon notifying GD in writing on September 1, 2012, of its intention to so exercise the Option, and paying into a GD designated escrow account Fifteen Thousand Dollars, such payment to be credited to the ultimate fees contemplated by The Agreements.

7. Participation. GD agrees, in consideration of the premises herein, that its executors and administrators will, at any time upon request, communicate to LEXG, its successors and assigns, any facts relating to said Patent and Patent Rights, and the history thereof, known to it or its successors and assigns, and that it will testify as to the same in any interference or other proceeding when requested to do so by the LEXG, its successors and assigns. Any and all costs of such participation by GD or its successors and assigns shall be borne by LEXG.

8. Succession. GD binds itself, administrators, employees and legal representatives, as the case may be, to execute and deliver to LEXG, any further documents or instruments and to do any and all further acts that may be deemed necessary by the Licensee (i) in connection with any aspect of the re-examination proceedings, (ii) in connection with any proceedings to enforce or defend the Patent; (iii) to file applications for improvements and inventions in any country where Licensee may elect to file such application(s), and (iv) that may be necessary to vest in LEXG, the license, rights, or title, herein conveyed, or intended so to be, and to enable such title to be recorded in Canada, the United States and/or foreign countries where such application(s) may be filed. Any and all costs of such participation by LEXG or his successors and assigns shall be borne by LEXG.

9. Relationship of the Parties; Indemnification. It is agreed that this Option Agreement does not make any Party herein a general or special agent, legal representative, subsidiary, joint venturer, partner, employee or servant of any other Party herein for any purpose.

10. Breach and Disputes. Any breaching Party shall have Thirty (30) Days from the date of notification to cure such breach. Any dispute between the Parties to this Option Agreement shall be resolved through binding arbitration, which shall be governed under the rules and regulations of the American Arbitration Association.

11. Forum, Venue and Governing Law. This Option Agreement shall be governed and interpreted under Nevada law (without applying its conflict of law principles). Exclusive venue for legal proceedings arising hereunder shall be in Las Vegas, Nevada.

12. Entire Agreement. This Option Agreement and any referenced agreements constitute the entire agreement between the Parties. The terms of this Option Agreement are confidential and shall be maintained by the Parties in accordance thereby.

13. Modification. This Option Agreement cannot be modified except in writing executed mutually between the Parties.

     IN WITNESS WHEREOF, the Parties have signed and executed this Agreement and have caused this Agreement to become effective as of August 14, 2012.

/s/ Peter Dizer	/s/ Alex Walsh
Peter Dizer	Alex Walsh
GD-Glottech International Limited	Lithium Exploration Group, Inc.